NEWS RELEASE

NetSol PK Reports Second Quarter Fiscal Year 2007 Financial Results

- Revenues Increase 129%; - Gross Profit Rises 201% -

Lahore, Pakistan - 2 February, 2007 - NetSol Technologies Ltd, Pakistan (“NetSol PK”), a significant part of the division serving the Asia Pacific region (APAC) on behalf of NetSol Technologies Inc. (NASDAQ: NTWK), today announced financial results for the second quarter of fiscal year 2007, ending December 31, 2006.

Second Quarter FY 2007 Financial Highlights
•	129% increase in revenues over second quarter FY 2006
•	201% increase in gross profit over second quarter FY 2006
•	334% increase in net profit margin over second quarter of FY 2006
•	894% increase in net income over second quarter of FY 2006

NetSol PK registered remarkable growth during the second quarter of this fiscal year. The Company reported revenues for the quarter of Rs222.5 million (US $3.7 million), which represents an increase of 129% against Rs97.12 million (US $1.6 million) reported for the same period last year. Gross profit in the quarter rose 201% to Rs129.9 million (US $2.1 million), against Rs43.08 million (US $0.7 million) reported in the second quarter of FY 2006.

NetSol PK reduced its cost of sales in the quarter to 41.6%, which compares to 55.6% in the second quarter of FY 2006. As a result, gross profit increased to 58.4 % compared to 44.4% in the corresponding quarter of last year. The Company’s net profit margin approached 41.7%, compared to 9.6% achieved in the second quarter of FY 2006. Earnings per share trended upward to 2.61 Rupees per share (US $0.04 per share), compared to 0.26 Rupees per share (US$0.00 per share) reported in the second quarter of FY 2006.

During the second quarter, the Federation of Pakistan Chambers of Commerce and Industry (“FPCCI”) honored NetSol PK with the Best Export Performance Award for the Information Technology Services Sector for the period July 2005- June 2006. The Award was presented to the Company by Prime Minister Shaukat Aziz.

NetSol PK also received three prestigious awards in the Annual Pakistan Software Houses Association (P@SHA) ICT awards ceremony: Best IT/ITES Employer Award, Best E-Government & Services (Electronic Credit Information Bureau (eCIB) Award and Best Revenue Growth (Merit Award) Award.

Salim Ghauri, Chairman and Chief Executive Officer NetSol Technologies Ltd, Pakistan and President of the APAC region of NetSol Technologies Inc. said, “Our strong performance in the past two quarters was due to our ability to close on many business deals in the pipeline. In addition, we are experiencing strong growth in the Pakistan market, as evidenced by several important projects initiated with both the federal and Punjab governments.”

Mr. Ghauri concluded, “NetSol PK expects the present growth pattern to continue for the next two quarters, as the Company capitalizes on its leadership position in the Information Technology (IT) sector of Pakistan.

Disclaimer: NetSol PK is part of one of the three divisions that comprise NetSol Technologies Inc. Consequently, NetSol PK financial results represent only one segment of the results of the parent company and are not necessarily indicative of the results NetSol Technologies Inc. will report.

About NetSol Technologies Inc.

NetSol Technologies (NASDAQ: NTWK) is a multinational provider of enterprise solutions and services for commercial finance. The Company’s offerings include customized application development, software products and consulting services. In addition, NetSol provides outsourced applications in collaboration with clients and partners.

The NetSol family of products includes: the LeaseSoft Contract Management System, LeaseSoft Credit Application Processing, LeaseSoft Wholesale Finance System, LeaseSoft Premium Finance System, LeaseSoft EPO system, and the LeasePak accounting and portfolio management system. NetSol clients include: BMW, Toyota, Yamaha Motor Finance, Key Bank, Cisco, JP Morgan Chase, Volkswagen Credit and Investec. NetSol's largest customer: DaimlerChrysler Services, a division of DaimlerChrysler, the world's fifth-largest carmaker, ranks NetSol Technologies as a preferred vendor in 40+ countries.

NetSol Technologies helps its clients identify, evaluate and implement technology solutions to meet their strategic business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol Technologies delivers high-quality, cost-effective equipment and vehicle finance portfolio management solutions. The company also delivers managed IT services ranging from consulting and application development to systems integration and development outsourcing. NetSol Technologies' commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Level 5 assessment, a distinction shared by only 94 companies worldwide.

The company is headquartered in Calabasas, CA, and has operations and/or offices in London, Los Angeles, San Francisco, Adelaide, Beijing, Toronto, and Lahore and Karachi, Pakistan. To learn more about NetSol Technologies, visit the Company’s web site at www.netsoltek.com.

Forward Looking Statements

This press release may contain forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:

NetSol Technologies Inc.
Andrew Lea
Vice President, Marketing & Corporate Communications
Tel: +1 650-348-0650, ext 1171
Email: andrew.lea@netsoltek.com

Investor Relations
Christopher Chu
The Global Consulting Group
Tel: +1-646-284-9426
Email: cchu@hfgcg.com